Exhibit 10.1

FIRST AMENDMENT TO SERVICES AGREEMENT

THIS FIRST AMENDMENT TO SERVICES AGREEMENT (the “Amendment”) is effective as of August 1, 2007 and is made by and between Allegro Biodiesel Corporation, a Delaware corporation (“Allegro” and, together with its subsidiaries now or hereafter existing, the “Company”) and PV Asset Management LLC, a California limited liability company (“PVAM”). This Amendment amends that certain Services Agreement effective as of February 5, 2007 between Allegro and PVAM (the “Original Agreement”).

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Amendment hereby agree as follows:

1. Original Agreement. Except as expressly amended by this Amendment, the terms of the Original Agreement and ancillary agreements shall continue in full force and effect. All capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Original Agreement.

2. Term. Section 4(a) of the Original Agreement is hereby amended and restated to read: “The term of PVAM’s engagement hereunder (the “Term”) shall commence on February 5, 2007 and shall end on October 15, 2007.”

3. Tolling of Base Fee. A new sentence shall be added to Section 5(a) as follows: “No Base Fee shall be payable for the period from August 5, 2007 through August 15, 2007.”

4. Base Fee. The Base Fee shall be increased to $12,000.

5. Bonus Fees. No new Bonus Fees are added by this Amendment. However, Allegro shall pay Bonus Fees set forth in the Original Agreement to PVAM if the following conditions are met: (i) continued progress towards the milestones is made during the Term and (ii) any applicable Achievement Criterion for the Bonus Fee related to compensation matters is achieved on or before January 31, 2008 and for the Bonus Fee related to a market listing is achieved on or before June 30, 2008, in each case even given the Term may have earlier ended.

6. Stock Options.

(a) The 91,666 options scheduled to be granted to Paul Galleberg on August 5, 2007 shall not be granted on that date and shall be granted at a later date to be fixed by the Board of Directors of Allegro. This date will be subsequent to the close of the Talen’s transaction (assuming that closing occurs). Allegro anticipates making the grant to Paul Galleberg on the same date (“Grant Date”) that the Board of Allegro grants options to employees, directors and other consultants. However, in no case will the Grant Date be later than January 31, 2008, whether or not the Talen’s transaction closes prior to that date.

(b) Allegro offers to rescind, effective as of August 1, 2007, the grant of 183,332 stock options made to Paul Galleberg on June 28, 2007, and further offers to grant on the Grant Date 183,332 replacement options to Paul Galleberg. PVAM accepts that offer.

(c) For the avoidance of doubt, the grants in Section 6(a) and Section 6(b) of this Amendment shall total 274,998 stock options to be granted to Paul Galleberg on the Grant Date, even if the Term shall have earlier ended. Such grant shall be made using the form of stock option award agreement previously utilized for the June 28, 2007 stock option grant to Paul Galleberg (including, without limitation, the five-year exercise period) and shall be made at the fair market value strike price determined by the Allegro Board and consistently applied to all option recipients on the Grant Date.

7. Survival. A new sentence is added to Section 14 of the Original Agreement that reads: “Allegro’s obligation to pay Bonus Fees shall continue as set forth on Schedule 1 notwithstanding any termination or expiration of the Term.”

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first above written.

ALLEGRO BIODIESEL CORPORATION

By:	/s/ W. Bruce Comer III
Name: W. Bruce Comer III
Title: Chief Executive Officer

PV ASSET MANAGEMENT LLC

By:	/s/ Paul Galleberg
Name: Paul Galleberg
Title: President